77Q1)_o

AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT

        This AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT
	(the "Amendment") is effective as of May 1, 2007 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP.
	(formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and MASSACHUSETTS
	FINANCIAL SERVICES COMPANY, a Delaware corporation
	(the "Subadviser").

WITNESSETH:

        WHEREAS, the Adviser and SUNAMERICA SERIES TRUST, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 2000, as amended from time to time
	(the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

        WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 1, 1999, as amended, with respect to the Trust; and

        WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	The following new paragraph shall be added to the
	Subadvisory Agreement:

        18.	Confidentiality. The Subadviser will not disclose
	or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

2. Paragraph 19 to the Subadvisory Agreement, titled Proxy Voting, is deleted in its entirety and replaced with the following paragraph:

        19. 	Proxy Voting.  The Adviser will vote proxies relating
	to the Portfolio's securities. The Adviser will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the Board of Trustees. The Adviser may, on certain non-routine matters, consult with the Subadviser before voting proxies relating to the Portfolio's securities. The Adviser will instruct the custodian and other parties providing services to the Trust promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Portfolio (other than materials relating to legal proceedings).

3.	Schedule A to the Subadvisory Agreement is hereby amended to
	reflect the addition of the SunAmerica Series Trust Telecom Utility Portfolio. Schedule A is also attached hereto.

Portfolio(s) Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
Telecom Utility Portfolio
0.375% on the first $250 million
0.325% on the next $500 million
0.300% on the next $750 million
0.250% over $1.5 billion

Subadviser shall managed the Telecom Utilities Portfolio assets and shall be compensated as noted above.

4.	Counterparts.	This Amendment may be executed in two or more
	counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.	Full Force and Effect.	Except as expressly supplemented, amended
	or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

6.	Miscellaneous. Capitalized terms used but not defined herein shall
	have the meanings assigned to them in the Subadvisory Agreement.


        IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.
MASSACHUSETTS FINANCIAL SERVICES COMPANY
By: _____________________________
Name:	Peter A. Harbeck
Title:	President and Chief Executive Officer
By: _____________________________
Name:
Title:


SCHEDULE A

Effective May 1, 2007

Portfolio(s)
Annual Fee (as a percentage of the average daily net
assets the Subadviser manages in the portfolio)
MFS Massachusetts Investors Trust Portfolio
0.400% on the first $300 million
0.375% on the next $300 million
0.350% on the next $300 million
0.325% on the next $600 million
0.250% over $1.5 billion
MFS Total Return Portfolio
0.375%
Telecom Utility Portfolio
0.375% on the first $250 million
0.325% on the next $500 million
0.300% on the next $750 million
0.250% over $1.5 billion